Exhibit 8.4

[Letterhead of DLA Piper LLP (US)]

July 28, 2011

Sterling Bancshares Inc.

10260 Westheimer

Houston, TX 77042

Re: Sterling Bancshares Inc. and Comerica Incorporated Merger.

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancshares Inc., a Texas corporation (“Target”), in connection with the merger (the “Merger”) of Target with and into Comerica Incorporated, a Delaware corporation (“Buyer”), pursuant to an Agreement and Plan of Merger dated January 16, 2011 (the “Merger Agreement”), by and between Buyer and Target (as amended and supplemented through the date hereof, the “Merger Agreement”). Buyer will be the surviving corporation in the Merger. At your request, we are rendering our opinion concerning certain United States federal income tax matters pursuant to Section 8.3(d) of the Agreement.

In connection with rendering our opinion set forth herein, we have examined and relied on (i) the Merger Agreement and (ii) the registration statement on Form S-4, as amended (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2011. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete in all material respects, (iii) the representations made to us by Buyer and Target in their respective letters to us, each dated July 28, 2011, and delivered to us for purposes of this opinion, are true, correct and complete in all material respects (“Representations Letters”) and (iv) any representations made in the Representation Letters or in the Merger Agreement “to the best knowledge of”, or similarly qualified, are true, correct, and complete in all material respects, in each case without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

Based upon and subject to the foregoing, we are of the opinion that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended through the date hereof.

We express no opinion on any issue relating to Federal income tax consequences other than those described herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be relied upon by any other person or for any other purpose without our consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to a post-effective amendment to the Registration Statement and to the references therein to us. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)